FORM 4
		UNITED STATES SECURITIES AND EXCHANGE COMMISSION
		Washington, D.C.  20549

OMB APPROVAL

?   Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
OMB Number:           3235-0287
Expires:     January 31, 2005
Estimated average burden
hours per response. . . . . . . .0.5

(Print or Type Responses)
Filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940


1.	Name and Address of Reporting Person*
	Wasz ,  John  J.
	Commonwealth Industries, Inc.
	500 West Jefferson Street, Suite 1900
	 (Street)
	Louisville, KY  40202
	 (City)    (State)  (Zip)

2. 	Issuer Name and Ticker or Trading Symbol
	Commonwealth Industries, Inc.  (CMIN)

3.	I.R.S. Identification Number of
	Reporting Person, if an entity
	(voluntary)

4.	Statement for
	Month/Day/Year
	1/1/2003

5.	If Amendment,
	Date of Original
	(Month/Day/Year)

6.	Relationship of Reporting Person(s) to Issuer
		XX	 Officer  (give title below)
		Executive Vice President and President Alflex

7.	Individual or Joint/Group Filing
		X 	Form filed by One Reporting Person




Table I Non-Derivative Securities Acquired,
Disposed of, or Beneficially Owned

1.	Title of Security
	(Instr. 3)
2.  	Transaction
	Date
	(Month/Day/Year)
2A. 	Deemed
	Execution Date,
	if any
	(Month/Day/Year)
3.	Transaction
	Code
	(Instr. 8)
4.	Securities Acquired (A)
	or Disposed of (D)
	(Instr. 3, 4 and 5)
5. 	Amount of
	Securities
	Beneficially
	Owned
	Following
	Reported
	Transaction(s)
6.	Ownership
	Form:
	Direct
	(D) or
	Indirect
	(I)

7.	Nature of
	Indirect
	Beneficial
	Ownership

Code
V
Amount
(A) or
(D)

Price
(Instr. 3 and 4)
(Instr. 4)
(Instr. 4)

Common Stock
_
_
_
_
_
_
_
17362.32836 (a)
I
401(k)

FORM 4 (continued)
Table II Derivative Securities Acquired,
Disposed of, or Beneficially Owned
	(e.g., puts, calls, warrants, options,
	convertible securities)

1.	Title of
	Derivative
	Security
	(Instr. 3)
2.	Conversion or
	Exercise
	Price of
	Derivative
	Security
3.	Transaction
	Date
	(Month/Day/Year)
3A. 	Deemed
	Execution
	Date, if
	any
	(Month/Day/Year)
4.	Transaction
	Code
	(Instr. 8)
5.	Number of
	Derivative
	Securities
	Acquired (A) or
	Disposed of (D)
	(Instr. 3, 4 and 5)
6.	Date Exercisable
	and
	Expiration
	Date
	(Month/Day/
	Year)

7.	Title and
	Amount of
	Underlying
	Securities
	(Instr. 3 and 4)
8.	Price
	of
	Derivative
	Security
	(Instr. 5)
9.	Number
	of Derivative
	Securities
	Beneficially
	Owned
	Following
	Reported
	Transaction(s)
	(Instr. 4)
10.	Ownership
	Form of
	Derivative
	Security
	Direct
	(D) or
	 Indirect
	(I)
	(Instr. 4)

11.	Nature
	of
	Indirect
	Beneficial
	Ownership
	(Instr. 4)
Code
V
(A)
(D)
Date
Exercisable
Expiration
Date


Title
Amount
or
Number
of
Shares

Option
(Right to
Buy)
$6.755
01/01/2003
_
A
_
35,000
_
1/1/06
1/1/13
Common
Stock
35,000
_
35,000
D


Explanation of Responses:

(a) During 2002, the reporting person acquired
	1440.389 shares of common stock under the Company 401(k) Plan.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).


John J. Wasz
By Lenna Ruth Macdonald (POA)
** Signature of Reporting Person


January 2, 2003
Date

Note:  File three copies of this Form,
one of which must be manually signed.
 If space is insufficient,
see Instruction 6 for procedure.

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Reminder: Report on a separate line for
each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one
reporting person, see Instruction 4(b)(v).
SEC 1474 (9-02)
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB control number